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                                                                  EXHIBIT 10.28



                               MODIFICATION TO THE
             AMENDED AND RESTATED 1996 PERFORMANCE STOCK OPTION PLAN
                                       OF
                               GUITAR CENTER, INC.
                (formerly Guitar Center Management Company, Inc.)


     A. The Board of Directors and stockholders of Guitar Center, Inc. (formerly Guitar Center Management Company, Inc.)(the "COMPANY") have previously adopted and approved the Amended and Restated 1996 Performance Stock Option Plan (the "PLAN").

     B. By its terms, the Plan may be modified or amended in any respect by the Committee with the prior approval of the Board and the prior written consent of the holders of the Requisite Stockholder Shares (all capitalized but undefined terms used herein having the meanings provided for in the Plan).

     C. The Committee has determined that the Plan may be deemed to be inconsistent with certain commitments made by the Company to issue options under the Plan.

     D. The Committee, with the prior approval of the Board and the prior written consent of the holders of the Requisite Stockholder Shares, desires to correct such inconsistencies.

     Based on the foregoing, the following modifications and amendments to the Plan are hereby adopted as of January 30, 1997 to take effect as of June 3, 1996:

     1. CALCULATION OF CORPORATE VALUE TARGET. At any time that a Corporate Value Target shall be determined, such amount shall be increased (or decreased) by the positive (or negative) amount equal to the Cumulative Adjustment Amount as of such date.

     2. LIMITATION TO THE APPLICATION OF SECTIONS 5(c) AND 7(g). The following modifications to the Plan are approved in order to permit the Company to satisfy its obligations under the terms and conditions of the respective Employment Agreements, dated as of June 5, 1996, as amended, between the Company and each of Messrs. Bruce Ross and Barry Soosman (the "AGREEMENTS").

          (a) The proviso to Section 5(c) shall not apply to options to acquire up to 17,338 Units granted to Bruce Ross and Barry Soosman pursuant to the terms and conditions of Section 2 of Exhibit A to the Agreements, except to the extent expressly provided for therein.

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          (b)  Section 7(g) shall be modified by adding the following exception as an additional sentence: "Notwithstanding the foregoing, options to acquire up to an additional 17,338 Units shall be granted to Messrs. Bruce Ross and Barry Soosman under the Plan in satisfaction of the obligations contained in their respective Employment Agreements, dated as of June 5, 1996, as amended, it being understood that, upon the occurrence of the Company's initial public offering, the number of Units included in the successor stock option plan referred to above shall be reduced, on a Unit-for-Unit basis, by such amount."

          (c) For purposes of Section 5(f), the 17,338 Units covered by Section 2 of Exhibit A to the Agreement shall constitute Units Available for Award.

          (d) The Committee is authorized to approve any necessary conforming changes in the form of non-qualified stock option agreement utilized under the Plan

     3.   CONDITION TO EFFECTIVENESS.   This modification to the Plan shall be
effective upon approval by the Committee, with the prior approval of the Board and the prior written consent of the holders of the Requisite Stockholder Shares. The Corporate Secretary of the Company shall maintain a copy of such approvals in the records of the Company.


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